Exhibit 10.4

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT (“Agreement”) effective as of September 10, 2003 (“Grant Date”), by and between AboveNet, Inc. (the “Company”) and Michael A. Doris (the “Optionee”).

WHEREAS, by order dated and entered August 21, 2003, the Honorable Adlai S. Hardin, Jr., United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) confirmed the Second Amended Plan of Reorganization of Metromedia Fiber Network, Inc. et al. dated July 1, 2003, as amended (the “Plan of Reorganization”);

WHERES, the Company emerged from proceedings under Chapter 11 of the Bankruptcy Code on the date hereof;

WHEREAS, in accordance with the Plan of Reorganization, the Company was authorized to implement the AboveNet, Inc. Management Incentive Plan (the “Plan”);

WHEREAS, in accordance with the Plan of Reorganization, the Company was authorized and directed to grant to the Participant an option to purchase 16,500 shares of common stock of the Company at an exercise price of $20.95 subject to vesting and other terms and conditions set forth herein as an incentive for the Optionee to advance the interests of the Company; and

WHEREAS, the Bankruptcy Court has approved the Plan and the grant of options to certain officers of the Company, including the Optionee, set forth on Exhibit A to the Plan; and

WHEREAS, the Optionee and the Company have executed an employment agreement which sets forth the terms of the option, including the number of shares underlying such option, to be granted to the Optionee by the Company.

NOW, THEREFORE, the parties agree as follows:

1.             Grant of Option.

(a)           Pursuant to the Plan, a copy of which is attached hereto, and subject to the terms and conditions set forth herein and therein, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of 16,500 shares (the “Option Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”).

(b)           The Option is intended to qualify as an incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted by such Section 422.

2.             Exercise Price.

The purchase price (the “Exercise Price”) of the Option Shares shall be $20.95 per share.

3.             Time of Exercise; Term.

(a)           Subject to acceleration as expressly provided in Paragraph 6 hereof, the Option shall vest and become exercisable, on a cumulative basis, as to one-third of the Option Shares on the first anniversary of the Grant Date, an additional one-third of the Option Shares on the second anniversary of the Grant Date and the remaining one-third of the Option Shares on the third anniversary of the Grant Date.

(b)           Subject to earlier expiration as expressly provided in Paragraph 6 hereof, the Option shall expire and cease to have any force or effect on the end of the day immediately preceding the tenth anniversary of the Grant Date (the “Scheduled Expiration Date”).

4.             Adjustment Upon Changes in Capitalization.

(a)           The aggregate number of Option Shares and the Exercise Price shall be proportionately adjusted by the Board or the Compensation Committee of the Board (the “Committee”) for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company, or other change in corporate or capital structure. The Board or the Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Company and the Optionee in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction. To the extent the Option is an incentive stock option, any such adjustments to the Option must meet the requirements of Code Section 424(a).

(b)           Any adjustment under this Paragraph 4 in the number of Option Shares shall apply proportionately to only the unexercised portion of the Option. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares.

5.             Method of Exercising Option and Withholding.

(a)           The Option shall be exercised, in whole, or from time to time in part, by the delivery of a written notice of exercise by the Optionee to the Company at its principal office (or at such other address as may be established by the Board or the Committee) stating the number of Option Shares as to which the Option is being exercised, accompanied by payment in full of the aggregate Exercise Price for such Option Shares. Payment for such Option Shares shall be made (i) in U.S. dollars by cash, personal check, bank draft or money order payable to the order of the Company, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of Mature Shares

(as defined in the Plan) with a Fair Market Value (as defined in the Plan) at least equal to the total payment due; (iii) pursuant to a broker-assisted “cashless exercise” program if established by the Company; or (iv) by a combination of the methods described in clauses (i) through (iii) above.

(b)           The Company’s obligation to deliver shares of Common Stock upon the exercise of the Option shall be subject to the payment by the Optionee of any applicable federal, state and local withholding tax. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Optionee any federal, state or local taxes required to be withheld with respect to the exercise of the Option. Subject to the right of the Board or the Committee to disapprove any such election and require the withholding tax in cash, the Optionee shall have the right to elect to pay the withholding tax with shares of Common Stock to be received upon exercise of the Option or which are otherwise owned by the Optionee. Any election to pay withholding taxes with stock shall be irrevocable once made.

6.             Termination of Employment; Change in Control.

(a)           In the event of the Optionee’s death prior to the end of the Term (as defined in the employment agreement between the Optionee and the Company, effective as of the Grant Date, or in any successor agreement to such employment agreement (the “Employment Agreement”)), the unvested and unexercisable portion of the Option shall immediately vest and become exercisable. The Option shall remain exercisable until the earlier of: (i) end of the day on the third anniversary of the Optionee’s death or (ii) the Scheduled Expiration Date; provided, however, if the Optionee’s death occurs upon or after a Change in Control (as defined in the Plan), the portion of the Option which was exercisable at the time of the Change in Control or became exercisable upon the Change in Control shall remain exercisable until the Scheduled Expiration Date.

(b)           Upon the termination of Optionee’s employment with the Company prior to the end of the Term as a result of a Disability (as defined in the Employment Agreement), the unvested and unexercisable portion of the Option shall immediately vest and become exercisable. The Option shall remain exercisable until the earlier of: (i) the end of the day on the third anniversary of the termination of the Optionee’s employment or (ii) the Scheduled Expiration Date; provided, however, if the termination of the Optionee’s employment occurs upon or after a Change in Control, the portion of the Option which was exercisable at the time of the Change in Control or became exercisable upon the Change in Control shall remain exercisable until the Scheduled Expiration Date.

(c)           In the event of the termination of the Optionee’s employment by the Company for “Cause” or by the Optionee without “Good Reason” (as each such term is defined in the Employment Agreement) before the end of the Term, the unvested and unexercisable portion of the Option shall immediately be forfeited. The vested and exercisable portion of the Option may be exercised within ninety (90) days of such termination, and shall thereafter be forfeited.

(d)           Upon the termination of the Optionee’s employment by the Company without Cause or by the Optionee for Good Reason, the unvested and unexercisable portion of the Option shall immediately vest and become exercisable. The Option shall remain exercisable until the earlier of: (i) end of the day of the third anniversary of the termination of the Optionee’s employment or (ii) Scheduled Expiration Date; provided, however, if the termination of the Optionee’s employment occurs upon or after a Change in Control (as defined in the Plan), the portion of the Option which was exercisable at the time of the Change in Control or became exercisable upon the Change in Control shall remain exercisable until the Scheduled Expiration Date.

(e)           In the event of a Change in Control during the Term, 50% of the unvested and unexercisable portion of the Option shall immediately vest and become exercisable, and the aggregate vested and exercisable portion of the Option shall remain exercisable until the Scheduled Expiration Date. For the remaining unvested and unexercisable portion of the Option: (i) if, following the Change in Control, Common Stock continues to be publicly traded (for example, a merger where the Company is the surviving entity), the unvested and unexercisable portion of the Option shall continue to vest and become exercisable as set forth in subparagraph (a) of Paragraph 3 of this Agreement; (ii) if, following the Change in Control, Common Stock does not continue to be publicly traded (for example, in a merger whereby the other party is the surviving entity), then, (A) if the transaction is a stock transaction, the unvested and unexercisable portion of the Option shall continue to vest and become exercisable as set forth in subparagraph (a) of Paragraph 3 of this Agreement and shall be converted into an option to purchase the acquirer’s stock according to the exchange ratio set forth in the transaction, or (B) if the transaction is a cash transaction, the unvested and unexercisable portion of the Option shall continue to vest and become exercisable as set forth in subparagraph (a) of Paragraph 3 of this Agreement, but upon becoming exercisable, when the Optionee seeks to exercise the Option, the Company shall pay the Optionee the corresponding cash value equal to the excess of: (x) the value per share paid in the cash transaction, minus (y) the Exercise Price of the Option.

(f)          In the event of the termination of the Optionee’s employment for any reason after the end of the Term, the unvested and un-exercisable portion of the Option shall immediately be forfeited. The vested and exercisable portion of the Option shall remain exercisable until the earlier of: (i) end of the day of the third anniversary on the termination of the Optionee’s employment or (ii) the Scheduled Expiration Date; provided, however, if the termination of the Optionee’s employment occurs upon or after a Change in Control (as defined in the Plan), the portion of the Option which was exercisable at the time of the Change in Control or became exercisable upon the Change in Control shall remain exercisable until the Scheduled Expiration Date.

7.             Transfer of Option; Limitations on Issuance of Option Shares.

(a)           The Option is not transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised during the Optionee’s lifetime only by the Optionee. Any attempt to transfer the Option in contravention of this subparagraph (a) is void ab initio. The Option shall not be subject to execution, attachment or other process.

(b)           Notwithstanding anything herein to the contrary, the Option shall not be exercisable and the Company shall not be required to issue or sell any Option Shares unless, at the time of exercise, (i) a registration statement under the 1933 Act relating to the Option Shares has been filed with, and declared effective by, the Securities and Exchange Commission, and no stop order suspending the effectiveness of such registration statement has been issued by the Securities and Exchange Commission or (ii) the issuance of the Options Shares is, in the opinion of counsel to the Company, permitted pursuant to an exemption from the registration requirements of the 1933 Act.

8.             No Rights in Option Shares.

The Optionee shall have none of the rights of a shareholder with respect to the Option Shares unless and until issued to him upon exercise of the Option.

9.             No Right to Employment.

Nothing contained herein shall be deemed to confer upon the Optionee any right to remain as an employee of the Company. The Company reserves the right to dismiss Optionee free from any liability, or any claim under the Plan, except as specifically provided in this Agreement.

10.          Governing Law/jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

11.          Miscellaneous.

This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The paragraph headings herein are intended for reference only and shall not affect the interpretation hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Michael A. Doris
Michael A. Doris
Optionee

ABOVENET, INC.
By:	/s/ Hadley Feldman
	Name:	Hadley Feldman
	Title:	VP Legal Affairs